EXHIBIT 3.1.6

AMENDED CERTIFICATE OF INCORPORATION

OF

ALLIANCE LAUNDRY CORPORATION

1. Name. The name of the Corporation is Alliance Laundry Corporation.

2. Registered Office and Agent. The Corporation’s registered office in the State of Delaware is at Corporation Trust Center, 1209 Orange Street in the City of Wilmington, County of New Castle 19801. The name of its registered agent at such address is The Corporation Trust Company.

3. Purpose. The purposes for which the Corporation is formed are to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended (“DGCL”) and to possess and exercise all of the powers and privileges granted by such law and any other law of Delaware.

4. Authorized Capital. The total number of shares of stock which the Corporation has authority to issue is 1,000 Shares of Common Stock, par value of $0.01 per share.

5. The following provisions are inserted for the management of the business and for the conduct of the affairs of the Corporation and for the purpose of creating, defining, limiting and regulating the powers of the Corporation and its directors and stockholders:

A. The number of directors of the Corporation shall be fixed and may be altered from time to time in the manner provided in the By-Laws, and vacancies in the Board of Directors and newly created directorships resulting from any increase in the authorized number of directors may be filled, and directors may be removed, as provided in the By-Laws.

B. The election of directors may be conducted in any manner approved by the stockholders at the time when the election is held and need not be by written ballot.

6. Limitation on Liability. The directors of the Corporation shall be entitled to the benefits of all limitations on the liability of directors generally that are now or hereafter become available under the DGCL. Without limiting the generality of the foregoing, to the fullest extent permitted by the DGCL, as it exists on the date hereof or as it may hereafter be amended, no director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the

Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit. Any repeal or modification of this Section 6 or any adoption of any provision of this Amended Certificate of Incorporation inconsistent with this Section 6 shall be prospective only, and shall not affect, to the detriment of any director, any limitation on the personal liability of a director of the Corporation existing at the time of such repeal, modification or adoption.

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